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                                                                    Exhibit 10.4


                       FIRST AMENDMENT TO AGENCY AGREEMENT
                       -----------------------------------

          THIS FIRST AMENDMENT TO AGENCY AGREEMENT (the "Amendment"), is made and entered into effective as of the 3rd day of May, 2001 (the "Effective Date"), by and between LONATI S.P.A., a corporation organized under the laws of the Italy with an office in Brescia, Via S. Polo 11, Brescia, Italy and a legal residence at Via Osculati 9. Milano, Italy ("Lonati"), successor to Lonati S.r.L., a corporation organized under the laws of the Italy ("Lonati S.r.L.") and SPEIZMAN INDUSTRIES, INC., a business entity organized under the laws of Delaware, having offices at 701 Griffith Road, Charlotte, North Carolina, United States of America ("Speizman").

                             PRELIMINARY STATEMENT:

          Lonati is engaged in the manufacture, marketing, distribution and sale of single and double cylinder sock knitting machines and spare parts described in the attached Exhibit A (together with all other goods, machines and spare parts sold by Lonati to Speizman from time to time, the "Products"); and

          Speizman and Lonati, S.r.L. are parties to that certain Agency Agreement dated January 2, 1992 and Annex No. 1 attached thereto (the "Original Agreement");

          Speizman and Lonati wish to enter this Amendment for the purpose of confirming and agreeing that Lonati has succeeded to the rights and obligations of Lonati, S.r.L. under the Original Agreement and for the purpose of amending the Original Agreement as set forth herein;

                                   AGREEMENT:

          NOW THEREFORE, in consideration of the premises and the mutual promises and covenants set forth herein, the parties hereby agree as follows:

     1.   Succession by Lonati to Rights and Obligations of Lonati, S.r.L.
          ----------------------------------------------------------------
Lonati and Speizman acknowledge and agree that Lonati has succeeded to all rights and obligations of Lonati, S.r.L. under the Original Agreement as amended hereby. All references in the Original Agreement to "Lonati" shall mean and refer to Lonati, S.p.A.

     2.   Term. Paragraph 2 of the Original Agreement entitled "Term" is hereby
          ----
amended by deleting Paragraph 2 in its entirety and substituting the following therefor:

________________________

** Approximately three pages of confidential material have been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

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     "2.  TERM. The parties acknowledge that the original term of this Agreement
          ----
     began January 2, 1992 and continued for an initial term through December
     31, 1995. Thereafter, the term of this Agreement has been continued from year to year for one year terms beginning on January 1 of each calendar year and expiring on December 31 of each calendar year. The term of the Agreement is hereby extended effective as of May 3, 2001 for a term, unless sooner terminated as hereinafter provided, continuing through December 31, 2003 (the "Extended Term"). Thereafter, the Agreement will automatically be renewed for additional one (1) year successive terms (each a "Renewal Term"). Either party may terminate this Agreement at the end of the Extended Term or any Renewal Term by giving the other party at lease ninety
     (90) days prior written notice."

     3.   Terms of Payment. Subparagraph D of Paragraph 6 of the Original
          ----------------
Agreement entitled "Term" is hereby amended by deleting Subparagraph D of Paragraph 6 in its entirety and substituting the following therefor:

          "D.  TERMS OF SALE AND PAYMENT
               -------------------------

               (1) Lonati shall sell the products to Speizman at such prices and on such terms and conditions as shall be established by Lonati and in effect on the date Speizman's order is accepted. Prices shall be subject to change by Lonati at any time and without notice. All prices quoted by Lonati to Speizman shall be a net price EXW (Ex Works) Lonati's manufacturing facility in Brescia, Italy (per INCOTERMS 1990) and crated for sea shipment, unless otherwise designated by Lonati. Special packing or handling, other than in accordance with Lonati's standard commercial export practices in effect at the time of shipment, shall be at the sole expense of Speizman.

               (2) The terms of payment for Products sold by Lonati to Speizman pursuant to purchase orders accepted during the period beginning on the Effective Date and ending on December 31, 2002 (the "Revolving Credit Period") shall be as follow:

               (a) 10% of the purchase price for products covered by any purchase order from Speizman which has been accepted by Lonati shall be paid by wire transfer or other immediate funds with the purchase order and prior to shipment;

               (b) 50% of the purchase price shall be paid by irrevocable letter of credit issued at least 7 days prior to the shipment date, payable at 60 (sixty) days from the date of issuance of the Bill of Lading for the shipment of the Products and meeting the other requirements for letters of credit set forth below;

               (c) The remaining 50% of the purchase price shall be paid within 150 days of shipment (or, if earlier, upon the expiration of the Revolving Credit Period on December 31, 2002) by wire transfer upon an invoice from Lonati, provided, however, that the unpaid balance owed by Speizman to Lonati with respect to the purchase price for all Products (and related services) purchased by Speizman (excluding accrued and unpaid interest payable on such unpaid balance) shall at no

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          time exceed Eight Billion Three Hundred Twenty-Three Million It. Lira
          (8,323,000,000 ITL) (4,298,470.771 EUR).

               The portion of the purchase price which is payable after shipment pursuant to subparagraph 2(c) above and which is not payable pursuant to an irrevocable letter of credit as provided in subparagraph 2(b) above is sometime referred to herein as the "Financed Portion of the Purchase Price." It is expressly agreed that the term "Financed Portion of the Purchase Price" shall include all amounts payable pursuant to subparagraph 2(c) above after shipment, including without limitation the unpaid 40% portion of the purchase price for Products which have been shipped but with respect to which the payment is not yet due (i.e. with respect to which the period of 150 days after shipment has not yet elapsed) and the unpaid 40% portion of the purchase price for Products which have been shipped and with respect to which the balance of the purchase price is due and payable.

               The unpaid balance of the purchase price shall bear interest beginning 90 days after shipment of the purchased Product(s) and continuing until paid in full at an annual rate of 7%. Interest shall be payable monthly in arrears on the 1st day of each month until he outstanding balance of the purchase price is paid in full. Speizman's obligation to pay the balance of the purchase price shall be secured by a second priority security interest and lien on all of Speizman's inventory, accounts and any and all rights to the payment of money or other forms of consideration of any kind for goods sold or leased or for services rendered. Concurrently with the execution of the First Amendment to Agency Agreement amending this Agreement, Speizman has executed and delivered a security agreement granting Lonati a security interest in such collateral and has executed and delivered UCC Financing Statements. Speizman covenants, represents and warrants that such security interest is, and shall remain during the terms of the Agreement, second in priority only to a first priority security interest in such property granted by Speizman to SouthTrust Bank, N.A. to secure a line of credit and other financing in the aggregate existing principal amount of U.S. $27,500,000. Speizman further represents and warrants that it has obtained the consent of SouthTrust Bank, N.A. to the second priority security interest granted to Lonati and has provided Lonati with written evidence of such consent.

               Except for and excluding amounts owed with respect to the Excluded Products, in no event shall the total outstanding balance (excluding accrued and unpaid interest) owed by Speizman to Lonati with respect to the unpaid balance of the purchase price for Products (and related services) purchased by Speizman, including the Financed Portion of the Purchase Price for all Products, exceed Eight Billion Three Hundred Twenty-Three Million It. Lira (8,323,000,000 ITL) 4,298,470.771 EUR) at any time, including, without limitation all Products (and related services) purchased pursuant to the terms of Subparagraph D of the Paragraph 6. In the event that, notwithstanding the foregoing, the outstanding unpaid balance of the purchase prior for Products (and related services) purchased by Speizman (excluding accrued and unpaid interest) exceeds Eight Billion Three

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          Hundred Twenty-Three Million It. Lira (8,323,000,000 ITL)
          (4,298,470.771 EUR) at any time and for any reason (including, without limitation, as a result of the purchase of Products, the failure by Speizman to pay amounts owed when due, changes in the exchange rate of US Dollars to It. Lira (EUROS), or any other reason whatsoever), Speizman shall immediately pay by wire transfer such funds as are required to reduce the amount outstanding. The term "Excluded Products" shall mean (i) trial machines sold by Lonati on approval to Speizman from time to time pursuant to Paragraph 7 of this Agreement and (ii) spare parts, which shall be sold on terms established by Lonati from time to time.

               If at any time the shipment of any Product(s) would cause the outstanding balance of all amounts owed by Speizman with respect to the purchase of Products (and related services) to exceed Eight Billion Three Hundred Twenty-Three Million It. Lira (8,323,000,000
          ITL) (4,298,470.771 EUR) (including the Financed Portion of the Purchase Price which would become owing for the Products to be shipped) or if such limit is exceeded for any other reason (including, without limitation, as a result of the purchase of Products, the failure by Speizman to pay amounts owed when due, changes in the exchange rate of US Dollars to It. Lira (EUROS), or any other reason whatsoever), Lonati shall have the right to suspend all shipments of Products (including Products for which a purchase order has been accepted) except upon and until (i) payment of the purchase price in full in advance or (ii) receipt of an irrevocable letter of credit for the full amount of the purchase price issued at least 7 days prior to the shipment date, payable at 60 (sixty) days from the Bill of Lading for the shipment of the Products and meeting the other requirements for letters of credit set forth in this Agreement or (iii) payment by Speizman by wire transfer of such funds as are required to reduce the outstanding balance of all amounts owed by Speizman with respect to the purchase of Products plus the Financed Portion of the Purchase Price of the Products to be shipped to an amount (excluding accrued and unpaid interest) which does not exceed Eight Billion Three Hundred Twenty-Three Million It. Lira (8,323,000,000 ITL) (4,298,470.771 EUR).

               The parties acknowledge that on January 1, 1999, Italy adopted the new Euro (EUR) currency. All references to "It. Lira" or "Lira" in this Agreement shall mean and include an equivalent number of Euros as converted from Italian Lira (ITL) based on the official fixed Euro rates adopted for Italy with respect to conversions for It. Lira to Euros. For purposes of calculating amounts owed by Speizman with reference tot he maximum credit limit of Eight Billion Three Hundred Twenty-Three Million It. Lira (8,323,000,000 ITL) (4,298,470.771 EUR),
          all amounts owed by Speizman on purchases in which the purchase price of the Products has been denominated on the invoice or otherwise in U.S. Dollars shall be converted to It. Lira and Euros using the exchange rates for commercial customers converting US Dollars to It. Lira and Euros at Banca Commerciale Italiana-Brescia, the primary bank used by Lonati in Italy.

                    (3) Unless the parties otherwise agree in writing, the terms of payment for Products sold by Lonati to Speizman pursuant to purchase orders accepted during the period after December 31, 2002 during the balance of the Extended Term occurring after December 31, 2002 or during any Renewal Term shall be as follows:

                    (a) 10% of the purchase price for Products covered by any purchase order from Speizman which has been accepted by Lonati during the period after December 31, 2002 during the balance of the Extended Term occurring after December 31, 2002 or during any Renewal Term shall be paid by wire transfer or other immediate funds with the purchase order and prior to shipment;

                    (b) 90% of the purchase price shall be paid by irrevocable letter of credit issued at least 7 days prior to the shipment date, payable at 60 (sixty) days from the date of issuance of the Bill of Lading for the shipment of the Products and meeting the other requirements for letters of credit set forth below;

                    (4) Except as otherwise agreed by the parties in writing from time to time, all purchases of Products by Speizman during the period beginning May 2, 2001 and ending on April 30, 2002 shall be paid for in United States Dollars and all letters of credit issued with respect to such purchases shall be payable in United States Dollars. With respect to purchases after April 30, 2002, Speizman shall pay for Products purchased after April 30, 2002 in Euros or United States Dollars as designated by Lonati with respect to each purchase and all letters of credit issued with respect to such purchases shall be payable in United States Dollars or Euros as designated by Lonati. All letters of credit must be irrevocable when issued and must be issued and confirmed by a bank satisfactory to Lonati. Other terms of the letters of credit must be satisfactory to Lonati."

          4. Additional Paragraphs to Original Agreement. The following new paragraphs are added as new Paragraphs 15, 16 and 17 to the Original Agreement:

               "15. Reimbursement of Expenses. Lonati agrees to reimburse
                    -------------------------
          Speizman for the costs of all reasonable expenses and salaries, including reasonable salaries, living and travel expenses for Speizman's technicians, as well as expenses incurred by Speizman on behalf of Lonati's technicians, with respect to service performed in up-dating the older version of the closed toe machine sold by Lonati. Lonati agrees to reimburse Speizman by allowing Speizman credit against monthly parts drafts from Lonati to Speizman. The term "reasonable" as used with respect to expenses, salaries and travel expenses shall mean such expenses, salaries and travel expenses as are reasonable necessary in order for Speizman to perform the required services in a timely manner.

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16. **







































----------
** Approximately three pages of confidential material have been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

          17.  ACCEPTANCE AND LIMITED WARRANTY, DISCLAIMER OF WARRANTIES;
               ----------------------------------------------------------
               LIMITATION OF LIABILITY.
               -----------------------

               (a) Lonati warrants to Speizman only that all Products shall be free from defects in mechanical parts and workmanship for a period of twelve (12) months from the date of delivery and shall be free of defects in electrical parts for a period of six (6) months from the date of delivery. Parts subject to normal wear and tear are not warranted. Speizman is not authorized to make or give additional warranties, expressed or implied, on behalf of Lonati.

               (b) LONATI MAKES NO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR ANY OTHER WARRANTY, EXPRESSED OR IMPLIED, EXCEPT AS EXPRESSLY PROVIDED HEREIN.

               (c) LONATI SHALL IN NO EVENT BE LIABLE, WHETHER IN CONTRACT, TORT, OR ON ANY OTHER BASIS, FOR CONSEQUENTIAL, INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES, OR LOSS OF PROFITS OF ANY KIND SUSTAINED BY SPEIZMAN, OR BY ANY PERSON DEALING WITH SPEIZMAN, IN CONNECTION WITH THE PRODUCTS. LONATI'S LIABILITY FOR ANY CLAIM OF ANY KIND (INCLUDING, WITHOUT LIMITATION, CLAIMS BASED UPON ANY EXPRESS WARRANT CONTAINED HEREIN AND CLAIMS BASED UPON ANY WARRANTY IMPLIED BY LAW), SHALL BE LIMITED, AT LONAT'S OPTION, TO EITHER REPLACEMENT OF THE PRODUCTS OR THE RETURN TO SPEIZMAN OF THE PRICE PAID, AND SPEIZMAN EXPRESSLY WAIVES ANY RIGHT IT MIGHT HAVE TO ANY OTHER MEASURE OF DAMAGES, STATUTORY OR OTHERWISE.

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          (d)  ALL WARRANTY DISCLAIMERS CONTINED HEREIN ARE INTENDED TO COMPLY
     WITH APPLICABLE LAW AND SHALL BE ENFORCED TO THE FULLEST EXTENT POSSIBLE UNDER APPLICABLE LAW. TO THE EXTENT THAT ANY WARRANTY DISCLAIMER IS DEEMED INVALID UNDER ANY LAW WHICH MAY BE APPLIED, ANY RELATED NON-DISCLAIMABLE WARRANTIES, WHETHER EXPRESS OR IMPLIED, SHALL BE LIMITED IN DURATION TO TA PERIOD OF SIX MONTHS.

          (e) THE WARRANTIES CONTINED HEREIN SHALL NOT BE APPLICABLE TO ANY PRODUCTS WHICH HAVE SUFFERED ACCIDENT, MISUSE, NEGLECT, OR HAVE BEEN MODIFIED WITHOUT LONATI'S CONSENT.

          (f) Neither Speizman, nor any agent, representative or designee of Speizman shall make any warranties, representations or guarantees to any person, either orally or in writing, with respect to the Products, or in the name of, or on behalf of Lonati without Lonati's prior written consent."

     7.   Miscellaneous. This Amendment shall be binding upon and shall inure to
          -------------
the benefit of the parties hereto and their respective successors and permitted assigns. Except as modified by this Amendment, the Original Agreement shall remain in full force and effect and is hereby ratified and confirmed.

     8.   Counterparts. This Amendment may be executed by the parties in any
          ------------
number of counterparts each of which shall be deemed to be an original document, but all of which taken together shall constitute one and the same document or agreement.



                                       8

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     IN WITNESS WHEREOF, the parties hereto, through their duly authorized officers, have executed this First Amendment to Agency Agreement as of the date first written above.

                                     LONATI, S.p.A.


                                     By: /s/ Ettore Lonati
                                         ---------------------------------------
                                             Ettore Lonati, Director

                                     SPEIZMAN INDUSTRIES, INC.


                                     By: /s/ Robert S. Speizman
                                         ---------------------------------------
                                             Robert S. Speizman, President

ATTEST:


/s/ John C. Angelella
--------------------------------
John C. Angelella, Secretary

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

                                    EXHIBIT A

Single Cylinder Sock Machines:
-----------------------------

-   L442J
-   L454
-   L474
-   L454 J open toe
-   L474 J open toe
-   L454 J closed toe
-   L474 J closed toe
-   FL54 J open toe
-   FL74 J open toe
-   FL54 J closed toe
-   FL74 J closed toe
-   L462
-   L472
-   L462 K
-   L472 K
-   L462 6 colors
-   L472 6 colors
-   L462 6 C closed toe
-   L472 6 C closed toe
-   FL 62 6C open toe
-   FL 72 6C open toe
-   FL 62C closed toe
-   FL 72C 6C closed toe


Double Cylinder Machines:
------------------------

-   Bravo DL
-   Bravo J
-   Bravo J 3
-   Bravo J 6
-   Bravo R
-   Bravo R 6
-   Bravo RL
-   Bravo RL 6
-   Bravo 1

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